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                                                                    EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), made as of the 21st day of November, 2002, is entered into by Bottomline Technologies
(de), Inc., a Delaware corporation with its principal place of business at 325 Corporate Drive, Portsmouth, NH 03801 (the "Company"), and Mr. Robert A. Eberle, residing at 7 Rockrimmon Road, North Hampton, NH 03862 (the "Employee").

     WHEREAS, the Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company.

     WHEREAS, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the three year period commencing on November 21, 2002 (the "Commencement Date") and ending on November 21, 2005 (the "Initial Period"), such period to be automatically renewed for successive three year periods (each, a "Renewal Period" and, together with the Initial Period, the "Employment Period"). The Initial Period or the Renewal Period, as the case may be, shall not renew for a successive period if at least one year prior to the end of the Initial Period or the Renewal Period, as the case may be, written notice is provided by the Employee or the Company, as the case may be, referencing this Section 1 and the non-renewal of this Agreement; provided, that, if a Change in Control of the Company (as defined in Section 4 of this Agreement) shall have occurred during the Employment Period, the Employment Period and this Agreement shall continue in effect for a period of not less than three years from the date on which such Change in Control occurred and any notice of non-renewal pursuant to this Section 1 shall be deemed null and void.

For purposes of clarification and not limitation, any notice of non-renewal provided by the Employee or the Company, as the case may be, referencing this
Section 1 shall not be deemed to be a notice of termination under Section 5.5 or
Section 5.6 of this Agreement. Notwithstanding anything to the contrary in this
Section 1, the Employment Period may be terminated sooner by the Employee or the Company in accordance with the provisions of Section 5 of this Agreement.

     2. Title; Capacity. During the Employment Period, the Employee shall serve as Chief Financial Officer, Chief Operating Officer, Executive Vice President and Secretary of the Company. During the Employment Period, the Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Chief Executive Officer of the Company ("CEO") and/or the Board of Directors of the Company (the "Board"). The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the CEO and/or the Board shall from time to time reasonably assign to him. During the Employment Period, the Employee shall, subject to the direction and supervision of the CEO and/or the Board, devote his full

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business time, best efforts, business judgment, skill and knowledge to the advancement of the Company's business and interests and to the discharge of his duties and responsibilities hereunder. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     3. Compensation and Benefits.

          3.1 Salary and Bonus. The Company shall pay the Employee, in arrears in installments consistent with the Company's usual payroll practices, an annual base salary of $250,000. The Company agrees to review the Employee's annual base salary on each anniversary of the Commencement Date and may consider a merit increase in such annual base salary for the ensuing calendar year based upon the performance of the Employee during the prior year and in accordance with the terms of this Agreement and such other factors as the Board or the compensation committee of the Board may consider from time to time. In the event that the Employee is, or is to be, employed for less than a full payroll installment period, such installment of the annual base salary shall be appropriately adjusted. The Employee shall be eligible to receive an annual bonus based upon his performance and such other factors as the Board or the compensation committee of the Board may consider from time to time.

          3.2 Fringe Benefits. Subject to Section 6 of this Agreement, the Employee shall be entitled to participate in all employee benefit programs that the Company establishes and makes available to its executive officers from time to time (such as life insurance, health insurance, dental insurance, long-term disability insurance and retirement programs whether such programs are qualified, nonqualified and/or pretax contribution programs). The Employee shall be entitled to four weeks paid vacation per year, to be taken at reasonable times.

          3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable business travel, entertainment and other business expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with expense reimbursement policies of the Company, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

          3.4 Stock Incentives. The Company and the Employee have executed and delivered one or more stock option agreements, pursuant to which the Employee has been granted options to purchase shares of the Company's Common Stock (collectively, with any future grants of stock options, the "Stock Options"), such Stock Options being subject to the terms and conditions of the respective Stock Option agreements and Section 6 of this Agreement. In addition, the Employee shall be eligible to receive grants of stock options and other awards and benefits pursuant to such employee stock option and other stock-based employee benefit plans as the Company may maintain from time to time during the Employment Period with respect to its key employees of similar stature and compensation, and such amounts as may be determined by the Board of Directors in its discretion.

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     4. Change in Control of the Company; Potential Change in Control. The
Company recognizes that a Potential Change in Control of the Company (as defined below) and/or a Change in Control of the Company (as defined below) and the uncertainties which may arise among its senior executives in connection therewith could result in the departure or distraction of its senior executives to the detriment of the Company and its stockholders. Accordingly, in order to induce the Employee to remain in the employ of the Company and to secure for the Company and its stockholders the benefits of the Employee's continued attention and dedication during the tenancy of any Potential Change in Control of the Company or Change in Control of the Company, including the Employee's assessment of, and advice to the Company's Board regarding, among other things, whether any Potential Change in Control and/or Change in Control proposal would be in the best interest of the Company and its stockholders, the Company has determined that it is in the best interest of the Company and its stockholder to provide to the Employee the extended severance benefits contained in this Agreement.

          4.1 Change in Control of the Company. A "Change in Control of the Company" shall occur or be deemed to have occurred only if any one or more of the following events occur:


               (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

               (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
          (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

               (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          4.2 Potential Change in Control of the Company. A "Potential Change in Control of the Company" shall be deemed to have occurred if:

                                      - 3 -

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               (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

               (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company; or

               (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

     5. Employment Termination. The employment of the Employee by the Company shall terminate upon the occurrence of any of the following:

          5.1 Expiration of the Employment Period in accordance with Section 1.

          5.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Agreement, prior to a Change in Control of the Company, "for cause" shall mean the discharge resulting from a determination by a vote of the Board that the
Employee:

               (i) has been convicted of a felony involving dishonesty, fraud, theft or embezzlement or any other felony;

               (ii) has willfully and persistently failed to attend to material duties or obligations reasonably imposed on him under this Agreement, which failure continues for 21 days following written notice thereof from the Board to the Employee referencing this Section 5.2(ii) and describing in reasonable detail the nature of the Employee's failure under this Section 5.2(ii);

               (iii) has breached any of his material obligations under any agreement between the Employee and the Company which imposes confidentiality, proprietary information, assignment of invention(s), non-competition or similar obligations on the Employee, as may be in effect from time to time, which breach is described in reasonable detail in a written notice referencing this Section 5.2(iii) from the Board to the Employee and which breach of a material obligation would have an adverse effect on the Company (collectively "Company Agreements"); or

               (iv) has performed or failed to act, which if he were prosecuted and convicted for such performance or failure would constitute a crime or offense involving money or property of the Company (in either case in an amount or at a value in excess of $5,000), or which would constitute a felony in the jurisdiction involved.

     For purposes of this Agreement, after a Change in Control of the Company, "for cause" shall mean the discharge resulting from a determination by a vote of the Board only under clause (i) or (iv) of this Section 5.2.

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          5.3 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the Employee shall have been unable to perform the services contemplated under this Agreement for a period of 90 days, whether or not consecutive, during any 360-day period, due to a physical or mental disability. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company; provided, that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

          5.4 At the election of the Employee, as a result of an Involuntary Termination (as defined below), immediately upon written notice by the Employee to the Company. For the purposes of this Agreement, "Involuntary Termination" shall mean:

               (i) the continued assignment to the Employee of any duties or the continued change in the Employee's duties inconsistent in any material respect with the Employee's position (including title or reporting relationships), duties or responsibilities, as set forth in Section 2 of this Agreement, which results in a significant diminution in such position, duties or responsibilities for a period of thirty (30) days following written notice thereof from the Employee to the Board setting forth in reasonable detail the respects in which the Employee believes such assignments or duties are significantly inconsistent with the Employee's prior position, duties or responsibilities;

               (ii) a reduction in the Employee's base compensation (as increased from time to time), other than in connection with a Company wide reduction in salaries;

               (iii) the imposition of a requirement by the Company, any person in control of the Company or any successor to the Company, that the location at which the Employee performs his principal duties for the Company or any successor to the Company be changed to a new location outside a radius of 50 miles from the then current location; or

               (iv) any breach by the Company of any material provision of this Agreement that continues uncured for thirty (30) days following written notice thereof from the Employee to the Board;

provided that (A) none of the foregoing shall constitute an Involuntary Termination to the extent the Employee has agreed in writing thereto; and (B) after a Change in Control of the Company, the 30-day cure periods described in clauses (i) and (iv) shall not apply.

     The right of the Employee to terminate his employment as a result of an Involuntary Termination shall not be affected by the Employee's disability, or the fact that the Employee at such time may have an offer of employment from another employer or any other reason for terminating his employment with the Company.

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          5.5 At the election of the Company, without cause, upon 60 days' prior written notice to the Employee.

          5.6 At the election of the Employee, other than as a result of an Involuntary Termination, upon 90 days' prior written notice to the Board.

     6. Effect of Termination.

          6.1 Termination by the Company for Cause or by the Employee other than as a result of an Involuntary Termination. In the event the Employee's employment is terminated by the Company pursuant to Section 5.2 or by the Employee pursuant to Section 5.6, the Company shall pay to the Employee the base salary and benefits (excluding any bonuses the Employee would have been eligible for) through the last day of his actual employment by the Company and, in the case of termination by the Employee pursuant to Section 5.6, the provisions of
Section 6.5 shall apply with respect to the Stock Options.

          6.2 Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to Section 5.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the base salary and benefits to which the Employee would otherwise be entitled under Section 3 through the last day of his actual employment (including the maximum bonus that the Employee would have been eligible for under the Company's executive bonus program for the fiscal year, as if the Employee had been employed for the entire fiscal year) and the provisions of
Section 6.5 shall apply with respect to the Stock Options.

          6.3 Involuntary Termination.

               6.3.1 Prior to a Potential Change in Control of the Company. In the event that the Employee's employment is terminated by the Employee as a result of an Involuntary Termination prior to a Potential Change in Control of the Company or after the termination of a Potential Change in Control of the Company transaction that is not consummated:

               (i) the Company shall pay to the Employee, within ten (10) business days after the termination of the Employee's employment, an amount equal to his then annual base salary (including the maximum bonus that the Employee would have been eligible for under the Company's executive bonus program for the then fiscal year, as if the Employee had been employed for the entire fiscal year);

               (ii) the Company shall continue to provide benefits as then in effect for a period of 12 months (other than benefits associated with any Company bonus plan), commencing with the first day following the effective date of termination; and

               (iii) the provisions of Section 6.5 shall apply with respect to the Stock Options.

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               6.3.2 Upon or After a Potential Change in Control of the Company.
In the event that the Employee's employment is terminated by the Employee as a result of an Involuntary Termination upon or after the occurrence of a Potential Change in Control of the Company, for so long as such Potential Change in Control of the Company transaction is not terminated prior to the Employee's termination, or after the Change in Control of the Company:

               (i) the Company shall pay to the Employee, within ten (10) business days after the termination of the Employee's employment, an amount equal to two times his then annual base salary (including the maximum bonus that the Employee would have been eligible for under the Company's executive bonus program for the then fiscal year, as if the Employee had been employed for the entire fiscal year);

               (ii) the Company shall continue to provide benefits as then in effect for a period of 24 months (other than benefits associated with any Company bonus plan), commencing with the first day following the effective date of termination; and

               (iii) the provisions of Section 6.5 shall apply with respect to the Stock Options.

          6.4 Termination Without Cause.

               6.4.1 Prior to a Potential Change in Control of the Company. In the event that (i) the Employee's employment is terminated by the Company pursuant to Section 5.5 prior to a Potential Change in Control of the Company or after the termination of a Potential Change in Control of the Company transaction that is not consummated, or (ii) in the event that this Agreement is not renewed pursuant to Section 1 of this Agreement prior to a Change in Control of the Company:

               (i) the Company shall pay to the Employee, within ten (10) business days after the termination of the Employee's employment, an amount equal to his then annual base salary (including the maximum bonus that the Employee would have been entitled to under the Company's executive bonus program for the then fiscal year, as if the Employee had been employed for the entire fiscal year);

               (ii) the Company shall continue to provide benefits as then in effect for a period of 12 months (other than benefits associated with any Company bonus plan), commencing with the first day following the effective date of termination; and

               (iii) the provisions of Section 6.5 shall apply with respect to the Stock Options.

               6.4.2 Upon or After a Potential Change in Control of the Company. In the event that the Employee's employment is terminated by the Company pursuant to Section 5.5 upon or after a Potential Change in Control of the Company, for so long as such Potential

Change in Control of the Company transaction is not terminated prior to the Employee's termination, or after the Change in Control of the Company:

               (i) the Company shall pay to the Employee, within ten (10) business days after the termination of the Employee's employment, an amount equal to two times his then annual base salary (including any bonuses that were earned and had vested prior to such termination, but that were not paid to the Employee by the Company prior to such termination);

               (ii) the Company shall continue to provide benefits as then in effect for a period of 24 months (other than benefits associated with any Company bonus plan), commencing with the first day following the effective date of termination; and

               (iii) the provisions of Section 6.5 shall apply with respect to the Stock Options.

          6.5 In the event that the Employee's employment with the Company is terminated by (a) the Employee for any reason (or no reason) or (b) the Company for any reason other than "for cause," as set forth in Section 5.2 of this Agreement (or no reason):

               (i) the Employee's right to exercise the Stock Options shall become immediately exercisable in full upon the date of such termination; and

               (ii) the Employee shall have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise any Stock Options; provided, however, that such two year period of exercisability shall not apply to any grant of stock options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share.

For purposes of clarification and not limitation, this Section 6.5 is in addition to any other rights the Employee may also have or be entitled to on the date of this Agreement or in the future from time to time under this Agreement with respect to benefits and compensation.

          6.6 No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 nor shall the amount of any payment provided for in this Section 6 be reduced by any compensation earned by the Employee as a result of employment by another employer or by retirement; provided, that the Company shall not provide any non-cash benefit otherwise receivable by the Employee if an equivalent benefit (on a dollar-for-dollar basis) is actually received by the Employee. The Employee agrees to report promptly receipt of any non-cash benefit received by the Employee to the Board.

          6.7 Violation of Company Agreements. Notwithstanding any other provision of this Agreement, prior to a Change in Control of the Company, the Company shall not be required to make any payments or provide any benefits to the Employee under this Section 6 if the Employee shall have breached any of his material obligations under any Company Agreement prior to a Change in Control of the Company, which breach of a material obligation would have an adverse effect on the Company and which is described in reasonable detail in a written notice from the Board to the Employee referencing this Section or Section 5.2(iii).

          6.8 Survival. The provisions of Section 6 shall survive the termination of this Agreement.

          6.9 No offset. Upon or after the occurrence of a Potential Change in Control of the Company, for so long as such Potential Change in Control of the Company transaction is not terminated prior to the Employee's termination, or after a Change in Control of the Company, the Company shall have no right to offset any amounts owed by the Employee to the Company against any amounts owed by the Company to the Employee under this Agreement other than any amounts owed by the Employee pursuant to Section 16 of this Agreement.

     7. Indemnification.

          7.1 As set forth in the Letter Agreement dated as of September 21, 2000, by and between the Employee and the Company, notwithstanding any provision to the contrary in Paragraph 6 of Article Ninth of the Certificate of Incorporation, as amended and restated from time to time, of the Company (the "Certificate of Incorporation"), the (i) Employee shall not be required to submit any documentation in connection with a request for indemnification under Paragraph 6 of the Certificate of Incorporation, and (ii) the Company shall, promptly after receipt of any written notice for indemnification from the Employee, make advancements as requested in writing in accordance with the other terms and provisions of Article Ninth of the Certificate of Incorporation; subject, however, to the right of the Company to decline to make advancements where, under the provisions of the Certificate of Incorporation and the relevant provisions of Delaware law, the Company determines that such advancements are not justified or permitted.

          7.2 The foregoing arrangement is contemplated by the provisions of Article Ninth of the Certificate of Incorporation, which explicitly provide that the Company has the right to extend additional assurances regarding indemnification to its officers and directors.

     8. Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement. Failure of the Company to obtain an assumption of this Agreement upon the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee, upon the effectiveness of any such succession, to compensation from the Company in the same amount as the Employee would be entitled hereunder if the Employee had terminated his employment as a result of an Involuntary Termination upon or after the occurrence of a Potential Change in Control of the Company. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the

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United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above (and, in the case of any notice to the Company, with a copy to John A. Burgess, Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109), or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

     10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. Entire Agreement. This Agreement along with Stock Options constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of such agreements; provided, however, that the provisions contained herein relating to Stock Options are in addition to and intended to supplement the terms and conditions of such Stock Options; provided, further that in the case of any conflict between the terms provided herein and the terms of any Stock Option or any document issued or entered into in connection with any such Stock Option or the terms of any plan governing any such Stock Option, the terms provided herein shall govern.

     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Hampshire, without giving effect to conflict of laws provisions.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business and the Employee's heirs, estate administrator, executor and personal representative, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     15. Legal Fees. The Company shall pay all legal fees and related expenses incurred by the Employee protecting, obtaining or enforcing any right or benefit accruing to the Employee hereunder after a Potential Change in Control of the Company which has not been terminated or after a Change in Control of the Company.

     16. Taxes.


          16.1 All payments to be made to the Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          16.2 In the event that the Company undergoes a "Change in Ownership or Control" (as defined below), the Company shall determine after receipt of each "Contingent

Compensation Payment" (as defined below) by the Employee, the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by the Employee with respect to each such payment. Within 7 days of the receipt of each Contingent Compensation Payment by the Employee, the Company shall make a cash payment (the "Gross-Up Payment") to the Employee in an amount equal to the sum of:

               (i) the amount of the Excise Tax payable with respect to the Contingent Compensation Payment; and

               (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Employee (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of the Gross-Up Payment.

     For purposes of the second sentence of this Subsection 16.2, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

          16.3 For purposes of this Section 16, the final determination of (a) which amounts are properly characterized as Contingent Compensation Payments,
(b) the Excise Tax payable with respect to the Contingent Compensation Payments, and (c) the amount of any taxes attributable to the receipt of the Gross-Up Payment shall be made by the Employee. For purposes of this Section 16, the following terms shall have the meaning given them in this Subsection 16.3:

               (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

               (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or supplied to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

     17. Miscellaneous.

          17.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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

          17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          17.4 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          17.5 The Employee acknowledges that he (a) has read this Agreement;
(b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee's own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Employee.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                          BOTTOMLINE TECHNOLOGIES (de), INC.

                          By: /s/ Joseph L. Barry, Jr.
                             ------------------------------
                             Joseph L. Barry, Jr.
                          Title: Chairman of Compensation Committee


                          EMPLOYEE:

                          /s/ Robert A. Eberle
                          --------------------------------
                          Robert A. Eberle

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